Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197954
Prospectus Supplement No. 20
(to Prospectus dated May 7, 2015)

(i) 1,322,500 shares of Common Stock and 1,322,500 Series B Warrants, issuable upon the exercise of the
1,322,500 outstanding Series A Warrants issued in our initial public offering;
and
 (ii) 1,322,500 shares of Common Stock, issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this prospectus.

This prospectus supplement supplements the prospectus dated May 7, 2015, as supplemented by prospectus supplement No. 1 dated May 14, 2015, prospectus supplement No. 2 dated June 2, 2015, prospectus supplement No. 3 dated June 15, 2015, prospectus supplement No. 4 dated June 23, 2015, prospectus supplement No. 5 dated August 6, 2015,  prospectus supplement No. 6 dated August 12, 2015, prospectus supplement No. 7 dated August 28, 2015, prospectus supplement No. 8 dated September 1, 2015, prospectus supplement No. 9 dated September 4, 2015, prospectus supplement No. 10 dated September 10, 2015, prospectus supplement No. 11 dated September 15, 2015, prospectus supplement No. 12 dated September 16, 2015, prospectus supplement No. 13 dated September 18, 2015, prospectus supplement No. 14 dated September 21, 2015, prospectus supplement No. 15 dated September 22, 2015, prospectus supplement No. 16 dated September 24, 2015, prospectus supplement No. 17 dated October 20, 2015, prospectus supplement No. 18 dated November 16, 2015 and prospectus supplement No. 19 dated December 8, 2015 (the “Prospectus”), which relates to the offering of the securities of Great Basin Scientific, Inc. (the “Company,” “we,” or “our”) that are underlying the Series A Warrants that we issued in our initial public offering, which closed on October 15, 2014 (our “IPO”). The securities underlying the Series A Warrants include (i) 1,322,500 shares of our common stock and 1,322,500 of our Series B Warrants, which are issuable upon the exercise of the 1,322,500 outstanding Series A Warrants that we issued in our IPO, and (ii) 1,322,500 shares of our common stock, which are issuable upon the exercise of the 1,322,500 Series B Warrants that are issuable under this Prospectus.

Each Series A Warrant is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants were initially exercisable at an exercise price of $7.00 per share; however, as a result of the offering of additional units by the Company on February 25, 2015, the Series A Warrants are now exercisable at an exercise price of $2.20 per share. The Series A Warrants expired on October 15, 2015. The Series B Warrants were not issued in our IPO and will only be issued upon the exercise of the Series A Warrants, with each Series B Warrant being exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $8.75 per share and expire on the sixth anniversary of the date of issuance.

This prospectus supplement incorporates into our Prospectus the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 11, 2015.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GBSN”. On December 10, 2015, the closing sale price of our common stock on The NASDAQ Capital Market was $0.13 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 13 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 11, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2015

GREAT BASIN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 South 3850 West, Salt Lake City, UT
(Address of principal executive offices)

84120
(Zip code)

(801) 990-1055
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03     Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined herein) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 8, 2015, Great Basin Scientific, Inc. (the “Company”) held a special meeting (the “Special Meeting”) of its stockholders.  At the Special Meeting, the stockholders approved an amendment to the Company’s Seventh Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the Company’s common stock  at a ratio between 1 to 50 and 1 to 60, such ratio to be determined by the board of directors of the Company (the “Board”), and to reduce the par value of the Company’s common stock from $0.001 to $0.0001 (the “Reverse Stock Split”). Immediately after the Special Meeting, the Board held a meeting and approved the Reverse Stock Split at a ratio of 1 to 60, such Reverse Stock Split to be effective at 5:00 pm EST on December 11, 2015.

On December 10, 2015, the Company filed a Second Certificate of Amendment to its Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware, which will effect the Reverse Stock Split on December 11, 2015 at 5:00 pm EST.

As a result of the Reverse Stock Split, every sixty (60) shares of the Company’s issued and outstanding common stock, par value $0.001 was converted into one (1) share of common stock, par value $0.0001 reducing the number of issued and outstanding shares of the Company’s common stock from approximately 191 million to approximately 3.18 million and reducing the par value of the common stock from $0.001 to $0.0001.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares of the Company’s common stock not evenly divisible by sixty, will have the number of post-reverse split shares of the Company’s common stock to which they are entitled rounded up to the next whole number of shares of the Company’s common stock. No stockholders will receive cash in lieu of fractional shares.

The Reverse Stock Split will not change the authorized number of shares of common stock or preferred stock of the Company.  However, the Reverse Stock Split will result in a decrease in the par value of the Company’s common stock from $0.001 to $0.0001. Pursuant to the terms of the Company’s Series E Convertible Preferred Stock (the “Series E Preferred Shares”), the conversion price at which Series E Preferred Shares may be converted into shares of common stock will be proportionately adjusted to reflect the Reverse Stock Split. Pursuant to the terms of the Company’s Unit Purchase Options, the exercise price per unit and number of units acquirable upon exercise of the Unit Purchase Options will be proportionately adjusted to reflect the Reverse Stock Split.  In addition, pursuant to their terms, a proportionate adjustment will be made to the per share exercise price and number of shares issuable under of all of the Company’s outstanding stock options and warrants to purchase shares of common stock (including , in the case of the Series C Warrants, an adjustment to the Closing Bid Price formula for any cashless exercises which occur after the Reverse Stock Split but which reference to a pre-Reverse Stock Split Closing Bid Price), and the number of shares reserved for issuance pursuant to the Company’s equity compensation plans will be reduced proportionately..

The above description of the Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 3.1.

Trading of the Company’s common stock on the NASDAQ Capital Market on a split-adjusted basis is expected to begin at the opening of trading on December 11, 2015. The trading symbol for the common stock will remain “GBSN.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 39013L403.

Item 5.07    Submission of Matters to a Vote of Security Holders.

Special Meeting of Stockholders

At the Special Meeting, stockholders representing 132,048,133 (69.25%) shares of the Company’s issued and outstanding shares of common stock were present in person or by proxy, representing a quorum for the purposes of the Special Meeting.  The matters voted on at the Special Meeting and the results of the votes were as follows:

1.	The stockholders approved the Amendment to the Certificate of Incorporation to effect the Reverse Stock Split.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
96,001,425	34,364,631	1,682,077	—

2.
The stockholders did not approve an amendment to the Certificate of Incorporation to increase the number of shares of authorized common stock from 200,000,000 to 950,000,000 (the “Authorized Share Increase”).

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
85,282,208	43,565,229	3,200,696	—

3.
The stockholders approved the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event the stockholders did not approve the Reverse Stock Split and/or the Authorized Share Increase proposals.

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
93,506,949	34,519,800	4,021,384	—

Because the Reverse Stock Split proposal passed, the Company decided against adjourning the Special Meeting to solicit additional proxies for the Authorized Share Increase proposal.

Consent of Series C Warrant Holders to Amended Series C Warrants

The information set forth under Item 3.03 in the Company’s Current Report on Form 8-K as filed with the Commission on December 7, 2015, related to the approval by the holders of the Series C Warrants of Amendment Agreement Number Two on December 7, 2015 is hereby incorporated by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Second Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of Great Basin Scientific, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: December 11, 2015	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Second Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of Great Basin Scientific, Inc.

EXHIBIT 3.1

SECOND
CERTIFICATE OF AMENDMENT
TO
THE SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GREAT BASIN SCIENTIFIC, INC.

Great Basin Scientific, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation (the “Board”) resolutions were duly adopted authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware amendments (the “Amendment”) to the Corporation’s seventh amended and restated certificate of incorporation (the “Certificate of Incorporation”) to reclassify, change, and convert every sixty (60) outstanding shares of the Corporation’s common stock, par value $0.001 per share (“Common Stock”), into one (1) share of Common Stock, par value $0.0001 per share.

SECOND:

1.	Article IV.A of the Corporation’s Certificate of Incorporation is hereby amended by adding the following:

“Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, every sixty (60) shares of the Corporation’s issued and outstanding Common Stock, par value $0.001 per share, that are issued and outstanding immediately prior to 5:00 pm EST on December11, 2015 shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, par value $0.0001 per share, provided that in the event a stockholder would otherwise be entitled to a fraction of a share of Common Stock pursuant to the provisions of this Article, such stockholder shall receive one whole share of Common Stock in lieu of such fractional share and no fractional shares shall be issued.”

THIRD:  That pursuant to a resolution of the Board, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

FOURTH:  That the aforesaid Amendment were duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FIFTH:  The foregoing amendment shall be effective on December 11, 2015 at 5:00 pm EST.

SIXTH:  Except as herein amended, the Corporation’s Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 10th  day of December, 2015.

GREAT BASIN SCIENTIFIC, INC.

By:____________________________
Name: Ryan Ashton
Title: President and Chief Executive Officer

2